Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited)

Selected quarterly information for the years ended December 31, 2001 and 2000 is as follows (in thousands, except per unit amounts):

	Quarter Ended
2001	December 31	September 30	June 30	March 31
Revenues from Rental Operations	$179,414	$178,199	$181,768	$183,968
Revenues from Service Operations	12,834	21,676	23,627	22,322
Net income available for common units	50,130	88,018	56,877	67,405
Basic income per common unit	$0.34	$0.59	$0.39	$0.46
Diluted income per common unit	$0.34	$0.58	$0.38	$0.45
Weighted average common units	147,961	148,396	147,899	147,240
Weighted average common and dilutive potential common units	149,842	158,594	149,572	151,031
Funds From Operations (1)	$108,151	$88,881	$101,645	$97,016
Cash flow provided by (used by):
Operating activities	$66,222	$147,327	$125,666	$93,453
Investing activities	(27,575)	59,393	21,077	(43,395)
Financing activities	(38,157)	(296,626)	(85,940)	(50,192)

2000
Revenues from Rental Operations	$172,924	$185,760	$178,408	$174,734
Revenues from Service Operations	21,790	21,903	25,041	14,065
Net income available for common units	84,385	51,949	52,402	56,293
Basic income per common unit	$0.58	$0.36	$0.36	$0.39
Diluted income per common unit	$0.57	$0.35	$0.36	$0.39
Weighted average common units	146,633	146,138	145,719	145,125
Weighted average common and dilutive potential common units	154,793	147,916	147,181	146,326
Funds From Operations (1)	$94,049	$93,968	$90,693	$86,419
Cash flow provided by (used by):
Operating activities	$147,994	$126,831	$97,171	$77,394
Investing activities	146,067	14,649	(98,142)	(160,326)
Financing activities	(295,980)	(141,764)	4,518	102,274

(1)                  Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss, excluding gains or losses from debt restructuring and sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership’s operating performance, and is not indicative of cash available to fund all cash flow needs.